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Exhibit 10.7

LICENSE AGREEMENT

        THIS AGREEMENT is effective as of the                        day of                        , 2003 (the "Effective Date"), between CALIFORNIA INSTITUTE OF TECHNOLOGY, 1200 East California Boulevard, Pasadena, CA 91125 ("Caltech") and Helicos BioSciences Corp. ("Licensee"), a corporation having a place of business at 150 CambridgePark Drive, Cambridge, MA 02140.

        WHEREAS, Licensee is desirous of obtaining, and Caltech wishes to grant to Licensee, an exclusive license to certain Exclusively Licensed Patent Rights and to the Improvement Patent Rights, and a nonexclusive license under the Technology, all relating to the aforementioned research and as further defined below;

        NOW, THEREFORE, the parties agree as follows:

ARTICLE 1
DEFINITIONS

        1.1   "Affiliate" means any corporation, limited liability company or other legal entity which directly or indirectly controls, is controlled by, or is under common control with Licensee. For the purpose of this Agreement, "control" shall mean the direct or indirect ownership of at least fifty-one percent (51%) of the outstanding shares on a fully diluted basis or other voting rights of the subject entity to elect directors, or if not meeting the preceding, any entity owned or controlled by or owning or controlling at the maximum control or ownership right permitted in the country where such entity exists. In addition, a party's status as an Affiliate of License shall terminate if and when such control ceases to exist.

        1.2   "Technology" means any Technology, meeting any of the following criteria: (a) such Technology is specifically listed in Exhibit B; (b) such Technology is directed to and specifically useful for the development of Licensed Products or Services; and (c) such Technology, in at least some implementations, is not covered by any claim of the Exclusively Licensed Patent Rights. Technology includes all proprietary information, know-how, procedures, methods, prototypes, designs existing as of the Effective Date or thereafter developed for a period of three (3) years from the Effective Date of the Agreement, unless otherwise extended by agreement of the Parties.

        1.3   "Caltech Technology" means the Exclusively Licensed Patent Rights, Improvement Patent Rights, and the Technology.

        1.4   "Deductible Expenses" means the following expenses incurred in connection with sales or licensing of Licensed Products to the extent actually paid by Licensee or an Affiliate in accordance with generally recognized principles of accounting: (a) sales, use or turnover taxes; (b) excise, value added or other, taxes or custom duties; (c) transportation, freight, and handling charges, and insurance on shipments to customers; (d) trade, cash or quantity discounts or rebates to the extent actually granted; (e) agent fees or commissions; and (f) rebates, refunds, and credits for any rejected or returned Licensed Products or because of retroactive price reductions, rebates or chargebacks.

        1.5   "Effective Date" has the meaning set forth in the preamble.

        1.6   "Exclusively Licensed Patent Rights" means Caltech's rights under: (a) all patents and patent applications listed in Exhibit A attached hereto and Improvement Patent Rights thereof; (b) any patents issuing therefrom; and (c) any patents or patent applications claiming a right of priority thereto (including reissues, reexaminations, renewals, extensions, divisionals, continuations, continued prosecution applications, continuations-in-part and foreign counterparts of any of the foregoing).

        1.7   "Field" means all fields.

        1.8   "Improvement Patent Rights" means Caltech's rights under: (a) all patents and patent applications with claims directed to Improvements; (b) any patents issuing therefrom; and (c) any patents or patent applications claiming a right of priority thereto (including reissues, reexaminations, renewals, extensions, divisionals, continuations, continued prosecution applications, continuations-in-part and foreign counterparts of any of the foregoing).

        1.9   "Improvements" means any future invention conceived and reduced to practice or otherwise developed in the laboratory of Profs. Stephen Quake or Brian Stoltz at Caltech, either solely or jointly with Licensee in the Field, for a period of three (3) years from the Effective Date (the "Improvements Period") and which are dominated by a Valid Claimor which embody the Caltech Technology. The parties agree to negotiate in good faith, at the request of the Licensee, prior to the expiration of the Improvements Period to extend the Improvements Period to no less than five (5) years from the Effective Date.

        1.10 "Internal Projects" means internal research and development projects utilizing Licensed Products for the purpose of generating licensable intellectual property such as biological data and content, targets, biomarkers, mechanisms of disease and the like.

        1.11 "Licensed Product" means any physical product or device, in the Field, that is covered by, or is made by a process covered by, any Valid Claim of the Exclusively Licensed Patent Rights or a Valid Claim of Improvement Patent Rights or that utilizes Technology in material part.

        1.12 "Service" means any service other than maintenance and repair services, technical application development, field support or the like, in the Field that is covered by, or is made by a process covered by, any Valid Claim of the Exclusively Licensed Patent Rights or a Valid Claim of Improvement Patent Rights or that utilizes Technology in material part.

        1.13 "Net Product Revenues" means all amounts received by Licensee and/or its Affiliates from the sale, licensing, or other distribution (whether commercial or not) to other parties of Licensed Products, less Deductible Expenses. Net Product Revenues shall exclude (i) sales to the United States Government, (ii) Licensed Products used by Licensee in connection with Internal Projects and the performance of Services, and (iii) purchases of Licensed Products from third-parties for re-distribution or use by Licensee or a Product Sublicensee.

        1.14 "Other Developments" means any invention conceived and reduced to practice or otherwise developed in the laboratory of Profs. Stephen Quake or Brian Stoltz at Caltech, either solely or jointly with Licensee in the Field (including, but not limited to, related proprietary information, patent rights, know-how, procedures, methods, prototypes and designs), but which are not included in Exclusively Licensed Patent Rights or Improvement Patent Rights, to the extent such inventions are owned and controlled by Caltech.

        1.15 "Product Liability Claims" has the meaning set forth in Section 13.1

        1.16 "Valid Claim" means: (a) a claim of an issued patent within the Exclusively Licensed Patent Rights that has not (i) expired or been canceled, (ii) been finally adjudicated to be invalid or unenforceable by a decision of a court or other appropriate body of competent jurisdiction (and from which no appeal is or can be taken), (iii) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (iv) been abandoned in accordance with or as permitted by the terms of this Agreement or by mutual written agreement; or (b) a claim included in a pending patent application within the Exclusively Licensed Patent Rights which claim is being actively prosecuted in accordance with this Agreement and which has not been (i) canceled, (ii) withdrawn from consideration, (iii) finally determined to be unallowable by the applicable governmental authority (and from which no appeal is or can be taken), or (iv) abandoned in accordance with or as permitted by the terms of this Agreement or by mutual written agreement. Pending claims of the Exclusively Licensed Patent Rights shall be considered Valid Claims for five (5) years from the date of this Agreement.

ARTICLE 2
LICENSE GRANT

        2.1    Grant of Rights.    Caltech hereby grants to Licensee the following licenses:

          (a)   an exclusive, royalty-bearing license under the Exclusively Licensed Patent Rights and Improvements under the Improvement Patent Rights to make, have made, import, use, distribute, have used, sell, have sold, and offer or have offered for sale Licensed Products and Services in the Field throughout the world; and

          (b)   a nonexclusive, perpetual, royalty-bearing license under the Technology to make, have made, import, use, sell, offer for sale, reproduce, distribute, display, perform, create derivative works of, and otherwise exploit Licensed Products and Services in the Field throughout the world.

        These licenses are personal to and nontransferable by Licensee, except as provided in Section 2.3 and 14.9.

        2.2    Reservation of Rights; Government Rights.    These licenses are subject to any existing right of the U.S. Government under Title 35, United States Code, Section 200 et seq. and under 37 Code of Federal Regulations, Section 401 et seq., including but not limited to the grant to the U.S. Government of a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced any invention conceived or first actually reduced to practice in the performance of work for or on behalf of the U.S. Government throughout the world.

        Licensee agrees that all Licensed Products covered by an Exclusively Licensed Patent Right, and to be sold, licensed, distributed or used by or on behalf of Licensee or its Affiliates in the United States, shall be manufactured substantially in the United States to the extent (if at all) required by 35 U.S.C. Section 204.

        Rights not explicitly granted herein are reserved by Licensor.

        2.3    Sublicensing.    Licensee shall have the right to grant sublicenses to third parties to enable such third parties to make, have made, import, use have used, sell have sold, and offer or have offered for sale Licensed Products (a "Product Sublicense", a licensee thereof being called a "Product Licensee.")

        Such sublicenses may be of no greater scope than the licenses under Sections 2.1 and 2.2. A holder of a Product Sublicense may transfer or further sublicense its sublicense in connection with the sale of Licensed Products, provided the value of such transfer or further sublicense shall be included in the determination of Net Revenue.

        Licensee shall include all its sublicensing income in Licensee's reports to Caltech, as provided in Paragraph 5.11, and Licensee shall pay royalties thereon pursuant to Article 5.

        Licensee shall not receive, or agree to receive, anything of value in lieu of cash or equity as Net Product Revenues from a third party under a sublicense granted pursuant to this Paragraph 2.3, without Caltech's express prior written permission which shall not be unreasonably withheld. In such case, the non-cash Net Revenue received will be determined based on the fair market value or a value mutually agreed upon.

        Licensee shall make available a true and complete copy of each sublicense and any changes or additions thereto upon the reasonable request of Caltech not more frequently than once per year.

        Any sublicenses granted by Licensee shall survive termination of the licenses granted in Section 2.1, or of this Agreement, provided that the written agreement between Licensee and sublicensee pursuant to which the sublicense was granted (i) obligates the sublicensee to thereafter render to Caltech such royalties as would otherwise be due to Caltech by Licensee, (ii) names Caltech as a third party beneficiary, and (iii) affirms that Licensee shall remain responsible for all obligations to sublicensee (other than those requiring Licensee to hold a license under the Exclusively Licensed Patent Rights or Technology, unless Caltech (at its discretion) elects to assume such obligations.

        2.4    No Other Rights Granted.    The parties agree that neither this Agreement, nor any action of the parties related hereto, may be interpreted as conferring by implication, estoppel or otherwise, any license or rights under any intellectual property rights of Caltech other than as expressly and specifically set forth in this Agreement, regardless of whether such other intellectual property rights are dominant or subordinate to the Exclusively Licensed Patent Rights.

        2.5    Preferential Purchaser Status.    Caltech shall be entitled to purchase Licensed Products and Services from Licensee for educational, research or other noncommercial purposes on pricing terms that are at least as favorable as any commercial pricing made available by Licensee to any third party. Caltech shall accept other terms of such sales.

ARTICLE 3
DISCLOSURE AND DELIVERY

        3.1    Exclusively Licensed Patent Rights.    On or before the one month anniversary of the Effective Date, Caltech shall promptly disclose and deliver to Licensee copies of all patent applications and/or issued patents within the Exclusively Licensed Patent Rights, including all patent office correspondence related thereto.

        3.2    Tangible Embodiments.    On or before the one month anniversary of the Effective Date, Caltech shall promptly disclose and deliver to Licensee any tangible embodiments as of the Effective Date of: (a) the inventions covered by the Exclusively Licensed Patent Rights; and (b) the Technology. Such disclosure and delivery may occur in writing, orally, and/or in other tangible or intangible form, as appropriate to the subject matter thereof.

        3.3    Improvements.    Caltech will make good faith efforts to convey to Licensee all disclosures relating to Improvements within thirty (30) days of receipt of disclosure by Caltech.

        3.4    Other Developments.    To provide Licensee with the opportunity to seek further licenses if so desired, Caltech will, for five (5) years from the Effective Date of this Agreement, convey to Licensee disclosures relating to Other Developments, and will grant Licensee a three month non-exclusive option to negotiate a license under patent applications claiming such inventions. Caltech will make good faith efforts to convey disclosures to Licensee within thirty (30) days of receipt of disclosure by Caltech. To prevent misunderstanding, the provision of such disclosures does not constitute an automatic or guaranteed license to practice such inventions, and such disclosures shall be considered confidential information of Caltech.

        3.5    Technology.    Caltech will enable Licensee to review the ongoing research and development being conducted in the laboratory of Profs. Stephen Quake and Brian Stoltz at Caltech. The parties shall conduct periodic meetings, no less frequently than once per year, to review and discuss the Caltech Technology.

ARTICLE 4
PROSECUTION OF PATENT APPLICATIONS AND
PAYMENT OF PATENT COSTS

        4.1    Prosecution by Licensee.    Licensee shall be responsible for the preparation, filing, prosecution and maintenance of any and all patent applications and patents included in Exclusively Licensed Patent Rights. Licensee shall use reasonable efforts, consistent with its normal practices, to: (a) prosecute any and all patent application(s) in connection with the Exclusively Licensed Patent Rights; and (b) file and prosecute patent claims covering Improvements licensed hereunder for which Licensee or Caltech deems it beneficial to obtain additional coverage. Licensee shall consult with Caltech as to the preparation, filing, prosecution and maintenance of such patent applications and patents and shall furnish to Caltech, or to counsel of Caltech's choice, copies of documents relevant to any such preparation, filing, prosecution or maintenance as further set forth in Section 4.2 below. Licensee may determine which countries in which to file or maintain patent applications. With respect to filings pursuant to Paragraph (b) herein above, Caltech shall promptly disclose such Improvements to Licensee and Licensee shall elect within ninety (90) days whether such Improvements shall be included within the Exclusively Licensed Patent Rights. Licensee will have no obligation to prosecute patent applications that may constitute Improvements that are not elected by Licensee. Upon written election by Licensee, the parties will amend Exhibit A hereto to include inventions within the Exclusively Licensed Patent Rights, in a timely manner.

        4.2    Cooperation.    Caltech and Licensee shall cooperate fully in the preparation, filing, prosecution and maintenance of the Exclusively Licensed Patent Rights, including, but not limited to executing all papers and instruments or requiring members of Caltech to execute such papers and instruments so as to enable Licensee to apply for, to prosecute and to maintain patent applications and patents in Caltech's name in any country. Each party shall provide to the other prompt notice as to all matters which come to its attention and which may affect the preparation, filing, prosecution or maintenance of any such patent applications or patents. With respect to the drafting of patent applications, Licensee shall provide draft patent applications to Caltech (or at the direction of Caltech, Caltech's counsel) at least ten (10) days before filing or within one-third of the time span between disclosure of an invention to Licensee and the date of intended filing, whichever is less. With respect to documents relating to the prosecution of patent applications, Licensee shall promptly provide Caltech (or at the direction of Caltech, Caltech's counsel) with copies of patent office correspondence, and shall provide Caltech (or at the direction of Caltech, Caltech's counsel) with drafts of responses to patent office correspondence at least seven (7) days before transmission of such responses to the relevant patent office. Caltech or Caltech's counsel shall provide any comments on such applications or responses promptly and in sufficient time to allow Licensee to meet applicable filing requirements.

        4.3    Prosecution by Caltech.    If Licensee declines to file, prosecute or maintain any patent application or patent referred to in Section 4.1, then the right to file, prosecute or maintain any such patent application or patent shall revert back to Caltech at its sole cost.

        4.4    Patent Costs.    Except as otherwise set forth in this Section 4.4, Licensee shall bear the cost of preparation, filing, prosecution and maintenance of any and all patent applications and patents included in Exclusively Licensed Patent Rights. Licensee shall reimburse Caltech for all reasonable expenses (including attorneys' fees) incurred by Caltech prior to the Effective Date of this Agreement, for the filing, prosecution and maintenance, interference and/or reexamination proceedings, of the Exclusively Licensed Patent Rights. Such payment shall be due thirty (30) days following the closing of the Licensee's preferred stock financing of at least $5 million provided that Licensee has received from Caltech an invoice covering such fees (including copies of invoices for legal fees describing the legal services performed in reasonable detail); provided further, however, that to the extent that such costs were in connection with foreign patent costs, such amounts shall be creditable against earned royalties due Caltech in the respective territory covered by the patent or patents that are foreign filed. To the extent that Licensee incurs costs in connection with foreign patent filings after the Effective Date of this Agreement, such amounts shall be creditable against earned royalties due Caltech in the respective territory covered by the patent or patents that are foreign filed.

ARTICLE 5
ROYALTIES

        5.1    Timing and Computation.    All domestic royalties hereunder shall be computed on a semi annual calendar year basis. Domestic royalties for each calendar year end payment shall be due and payable within one hundred twenty (120) days after the end of such calendar year. Domestic royalties for each mid-year period shall be due and payable within sixty (60) days after the end of the mid-year period.

        All foreign royalties hereunder shall be computed on an annual calendar year basis. Foreign royalties for each calendar year shall be due and payable within one hundred twenty (120) days after the end of such calendar year.

        5.2    Valid Claims.    For any country in which the Exclusively Licensed Patent Rights includes a Valid Claim, Licensee shall pay Caltech a royalty of (i) [***] of Net Product Revenues attributable to each Licensed Product made, sold, licensed, distributed or used, by Licensee or its Affiliates, in such country and (ii) the lesser of (A) [***] of Net Product Revenues attributable to each Licensed Product made, sold, licensed, distributed or used, pursuant to a Product Sublicense, in such country or (B) [***] of the amount received by Licensee from the holder of a Product Sublicense relating to the sale by the holder of the Product Sublicense of Licensed Products.

        5.3    Technology.    For any country in which the Exclusively Licensed Patent Rights do not include a Valid Claim, Licensee shall pay Caltech a royalty of (i) [***] of Net Product Revenues for each Licensed Product made, sold, licensed, distributed or used, by or on behalf of Licensee or its Affiliates and (ii) the lesser of (A) [***] of Net Product Revenues attributable to each Licensed Product made, sold, licensed, distributed or used, pursuant to a Product Sublicense or (B) [***] of the amount received by Licensee from the holder of a Product Sublicense relating to the sale by the holder of the Product Sublicense of Licensed Products. Notwithstanding the forgoing, no royalties shall be due under this Section 5.3 three years after the first commercial sale in any such country.

        5.4    Bundled Products.    In the event that Licensed Products are sold, licensed, distributed or used in combination with one or more other products or services which are not Licensed Products or Services, and the value of the Licensed Products is not discreetly identified as a separate component of the total consideration, then the Net Product Revenues for such combination products will be calculated on a country-by-country basis as follows:

        By multiplying actual net sales (calculated on the basis as if they were Net Product Revenues) of such combination products by the fraction A/(A+B) where A is the average invoice price, during the relevant period, of the Licensed Product when sold or licensed separately by Licensee or a Affiliate, and B is the average invoice price during such period of any other product(s) or services in the combination when sold or licensed separately by Licensee or an Affiliate. If the products or services in such combination that are not Licensed Products have not been sold or licensed separately by Licensee or a Affiliate in the relevant period, Net Product Revenues shall be calculated by multiplying actual net sales (calculated on a basis as if they were Net Product Revenues) of such combination products by the fraction A/C where A is the average invoice price, during the last period, of the Licensed Product when sold or licensed separately and C is the average invoice price of the combination product during such period. If the Licensed Product has not been sold or licensed separately by Licensee or a Affiliate in the last period, regardless whether the combination product without the Licensed Product is sold or licensed separately, Net Product Revenues shall be calculated as in the immediately preceding sentence except that A shall be the total manufacturing cost of Licensed Product and C shall be the total manufacturing cost of the combination.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

        5.5    Non-Product Royalties.    Licensee shall pay Caltech [***] of the amount received by Licensee in connection with the provision of Services and the sale or license of intellectual property arising from Internal Projects ("Net Non-Product Revenues"). Net Non-Product Revenues specifically shall not include payments made by a third party in consideration of: (a) equity or debt securities of Licensee; (b) to support research or development activities to be undertaken by Licensee; (c) the achievement by Licensee of specified milestones or benchmarks relating to the development of Licensed Products or licensable intellectual property; (d) pilot studies; (e) performance-based milestones (excluding milestones tied to sales or marketing performance, which shall be subject to the percentage-based payments to Caltech); (f) the license or sublicense of any intellectual property other than Caltech Technology; (g) products other than Licensed Products; or (h) reimbursement for patent or other expenses.

        5.6    Minimum Annual Royalties.    A minimum annual royalty of ten thousand dollars ($10,000) is due Caltech on October 1, 2005 and each anniversary thereof. Any royalties paid under Sections 5.2, 5.3, 5.4 and 5.5 for the one-year period preceding the date of payment of the minimum annual royalty shall be creditable against the annual minimum. Caltech shall have the right to terminate this Agreement pursuant to Section 10.2 for failure to pay such minimum annual royalty.

        5.7    Third Party Royalty Offset on Net Product Revenues.    If Licensee or an Affiliate is required to make any payment (including, but not limited to, royalties or other license fees) to one or more third parties to obtain a patent license in the absence of which it could not legally make, import, use, sell, or offer for sale Licensed Products in any country, and Licensee provides Caltech with reasonably satisfactory evidence of such third-party payments, such third-party payments shall be fully creditable against royalties owed to Caltech under Sections 5.2, 5.3 and 5.4, provided that in no one year shall the aggregate of all such expenses be credited against more than [***] of royalty payments to Caltech. Any greater amount of such expenses may be carried over and credited against royalties owed in future years, subject in every case to the [***] for that year.

        5.8    Third Party Royalty Offset on Non-Product Revenues.    If Licensee or an Affiliate is required to make any payment (including, but not limited to, royalties or other license fees) to one or more third parties to obtain a patent license in the absence of which it could not legally make, import, use, sell, or offer in connection with the provision of Services or performance of Internal Projects in any country, and Licensee provides Caltech with reasonably satisfactory evidence of such third-party payments, such third-party payments shall be fully creditable against royalties owed to Caltech under Section 5.5 above, provided that in no one year shall the aggregate of all such expenses be credited against more than [***] of such royalty payments to Caltech. Any greater amount of such expenses may be carried over and credited against such royalties owed in future years, subject in every case to the [***] for that year.

        5.9    Currency Conversion.    For the purpose of determining royalties payable under this Agreement, any royalties or other revenues Licensee receives from sublicenses in currencies other than U.S. dollars and any Net Product Revenues or Net Non-Product Revenues denominated in currencies other than U.S. dollars shall be converted into U.S. dollars based on the average noon buying rate of the Federal Reserve Bank of New York for the annual period for which such royalties are calculated.

        5.10    Convenience of the Parties.    Caltech and Licensee acknowledge that each of the royalties set forth in this Article 5 represents an integrated royalty established for the convenience of the parties in order to avoid the technical, legal and accounting complexities of analyzing and apportioning the relative contributions of the various forms of patent, copyright, and/or trade secret rights licensed to, and the various forms of technical assistance (if any) provided to, Licensee in connection with the Licensed Products, Services and Internal Projects.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

        5.10    Recordkeeping and Audits.    Licensee shall keep complete and accurate production and accounting records relating to commercialization (including via sublicensing) of Licensed Products, Services and transfer of intellectual property in connection Internal Projects. Caltech shall be entitled to have an independent CPA periodically audit such records, during Licensee's normal business hours, to determine Licensee's compliance with the provisions of this Article 5. Licensee shall reimburse Caltech 100% of any unpaid royalties resulting from any noncompliance discovered as a result of any such audit; and Licensee shall also pay Caltech an additional 25% of the entire amount of any underpayment exceeding 20% of the corresponding amount previously paid. Such audits shall be at Caltech's expense, and shall occur no more than once annually, except that in the case of any underpayment exceeding 20% of the amount actually paid: (a) Licensee shall reimburse Caltech for the cost of such audit; and (b) Caltech shall be entitled to conduct additional annual audits, at Licensee's expense, until any such audit demonstrates that Licensee is in compliance with its obligations.

        5.11    Royalties due under this Article 5 shall be payable on a country-by-country and Licensed Product-by-Licensed Product basis until the expiration of the last-to-expire issued Valid Claim covering such Licensed Product in such country, or if no such patent has previously issued in a country, until the fifth anniversary of the first commercial sale of Licensed Product in any country.

        5.12    Notwithstanding the provisions of this Article 5, no royalty shall be payable to Caltech with respect to any sales of Licensed Products on sales made solely to permit the U.S. Government to practice or have practiced on its behalf any invention or process covered by Caltech Technology.

        5.13    No more than one royalty payment shall be due with respect to a sale of a particular Licensed Product or intellectual property licensed in connection with Services or Internal Projects. No royalty shall be payable under this Article 5 with respect to Licensed Products distributed for use in research and/or development or as promotional samples or otherwise distributed without charge to third parties.

ARTICLE 6
LICENSEE EQUITY INTEREST

        6.1    Common Stock Grant.    At the closing of the Series A Financing, Licensee agrees to irrevocably issue to Caltech, in partial consideration of Licensee's receipt of the licenses granted under this Agreement, such number of shares of common stock of the Licensee equal to $200,000 divided by the per share purchase price paid for the Series A Preferred Stock, subject to the Licensee's standard equity agreement.

        6.2    Transfer Restrictions.    Caltech agrees that, in the event of any underwritten or public offering of securities of Licensee or an Affiliate, Caltech shall comply with and agree to any legally required restriction on the transfer of its equity interest, or any part thereof, imposed by the underwriter, and shall perform all acts and sign all necessary documents required with respect thereto.

ARTICLE 7
DUE DILIGENCE

        7.1    Commercialization.    Licensee agrees to use commercially reasonable efforts to commercially introduce Licensed Product(s) or Services or perform Internal Projects in the Field as soon as practicable. Licensee shall be deemed to have satisfied its obligations under this Section 7.1 if Licensee has an ongoing and active research, development or marketing program (as appropriate to the stage of development of the technology in question), directed primarily toward Internal Projects or the commercial production and use of one or more Licensed Products or Services in a manner consistent with the normal business practices of other commercial entities (if any) who are active in the Field. Any efforts of Licensee's Affiliates or sublicensees shall be considered efforts of Licensee for the sole purpose of determining Licensee's compliance with its obligation under this Section 7.1.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

        7.2    Reporting.    Within one hundred and twenty (120) days after the end of each full calendar year during the Term of this Agreement, Licensee shall issue to Caltech a detailed written report on its progress in performing Internal Projects, and introducing commercial Licensed Product(s) and Services. Such report shall be considered confidential information of Licensee subject to Article 11.

        7.3    Failure to Commercialize.    At any time after the second anniversary of the Effective Date of this Agreement, Caltech may assert that if Licensee is not fulfilling its obligations under Section 7.1, provided Caltech so notifies Licensee in writing. Licensee shall have sixty (60) days to rebut the assertion and Caltech and Licensee shall negotiate in good faith additional efforts, if any, to be taken by Licensee. If the parties do not reach agreement within ninety (90) days of Caltech's written notice, the parties shall submit the issue to arbitration as provided in Article 12.

ARTICLE 8
LITIGATION

        8.1    Enforcement.    Both Caltech and Licensee agree to promptly notify the other in writing should either party become aware of possible infringement by a third party of the Exclusively Licensed Patent Rights in any part of the Field. Licensee may, upon notice to Caltech, initiate an action at Licensee's expense, either in Licensee's name or in Caltech's name if so required by law. Licensee shall be entitled to control any such action initiated by it. If Licensee elects to commence such action, Caltech may, to the extent permitted by law, elect to participate in that action through its own counsel at its own expense.

        8.2    Other Defensive Litigation.    If a declaratory judgment action alleging invalidity, unenforceability or noninfringement of any of the Exclusively Licensed Patent Rights is brought against Licensee and/or Caltech, Licensee may elect to control the defense of such action, and if Licensee so elects it shall bear all the costs of the action. Licensee may also undertake the Caltech shall receive an amount equal to the past royalties it would have received if such sales had been made by Licensee, provided such an amount shall in no event exceed thirty percent (30%) of the remainder; and

          (b)   To the extent the amount recovered does not reflect Licensee's lost profits or past royalties, seventy percent (70%) shall be paid to the party controlling the action at the time of recovery, and thirty percent (30%) to the other party.

        8.6    Infringement Defense.    If Licensee, its Affiliate or sublicensee, distributor or other customer is sued by a third party charging infringement of patent rights that cover a Licensed Product, Licensee will promptly notify Caltech. Licensee, at its election, will be responsible for the expenses of, and will be entitled to control the defense or settlement of, any such action(s).

        8.7    Marking.    Licensee agrees to mark the Licensed Products with the numbers of applicable issued patents within the Exclusively Licensed Patent Rights, unless such marking is commercially infeasible in accordance with normal commercial practices in the Field, in which case the parties shall cooperate to devise a commercially reasonable alternative to such marking.

        8.8    Expiration or Abandonment.    In a case where one or more patents or particular claims thereof within the Exclusively Licensed Patent Rights expire, or are abandoned, or are declared invalid or unenforceable by a court of last resort or by a lower court from whose decree no appeal is taken, or certiorari is not granted within the period allowed therefore, then the effect thereof hereunder shall be:

          (a)   that such patents or particular claims shall, as of the date of expiration or abandonment or final decision as the case may be, cease to be included within the Licensed Patent Rights for the purpose of this Agreement; and

          (b)   that such construction so placed upon the Licensed Patent Rights by the court shall be followed from and after the date of entry of the decision, and royalties shall thereafter be payable by Licensee only in accordance with such construction.

        In the event that Licensee challenges the validity of Licensed Patent Rights, Licensee may not cease paying royalties as of the date validity of the claims in issue are challenged, but rather may cease paying royalties as to those claims only after a final adjudication of invalidity of those claims.

        8.9    Adjustment.    In the event that resolution of any actions under this Article 8 negatively effects the Licensee's rights under the Exclusively Licensed Patent Rights, Caltech agrees to renegotiate in good faith with Licensee a reasonable royalty rate for the Exclusively Licensed Patent Rights which Licensee desires to retain a License.

ARTICLE 9
REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

        9.1    Representations and Warranties of Caltech.    Caltech hereby represents and warrants to Licensee that as of the Effective Date:

          (a)   other than rights granted to the US Government under United States statutes, there are no outstanding licenses, options or agreements of any kind relating to the Exclusively Licensed Patent Rights, other than pursuant to this Agreement herein;

          (b)   there are no liens, mortgages, or encumbrances of any kind or any nature whatsoever against the Exclusively Licensed Patent Rights; and

          (c)   Caltech has the power to grant the rights, licenses and privileges granted herein and can perform as set forth in this Agreement without violating the terms of any agreement that Caltech has with any third party.

        9.2    Exclusions.    The parties agree that nothing in this Agreement shall be construed as, and CALTECH HEREBY DISCLAIMS, ANY EXPRESS OR IMPLIED REPRESENTATION, WARRANTY, COVENANT, OR OTHER OBLIGATION:

          (a)   THAT ANY PRACTICE BY OR ON BEHALF OF LICENSEE OF ANY INTELLECTUAL PROPERTY LICENSED HEREUNDER IS OR WILL BE FREE FROM INFRINGEMENT OF RIGHTS OF THIRD PARTIES;

          (b)   AS TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT OF THIRD PARTY RIGHTS, WITH RESPECT TO ANY TECHNOLOGY PROVIDED BY CALTECH TO LICENSEE HEREUNDER.

        9.3    Indemnification by Caltech.    Caltech shall indemnify, defend and hold harmless Licensee from and against any and all losses, damages, costs and expenses (including attorneys' fees) arising out of a material breach by Caltech of its representations and warranties ("Indemnification Claims"), except to the extent involving or relating to a material breach by Licensee of its representations and warranties, provided that: (a) Caltech is notified promptly of any Indemnification Claims; (b) Caltech has the sole right to control and defend or settle any litigation within the scope of this indemnity; and (c) all indemnified parties cooperate to the extent necessary in the defense of any Indemnification Claims. The foregoing shall be the sole and exclusive remedy of Licensee for breach of Section 9.1.

        9.4    Indemnification by Licensee.    Licensee shall indemnify, defend and hold harmless Caltech, its trustees, agents and employees from and against any and all losses, damages, costs and expenses (including reasonable attorneys' fees) arising out of third party claims brought against Caltech relating to the manufacture, sale, licensing, distribution or use of Licensed Products by or on behalf of Licensee or its Affiliates, except to the extent involving or relating to a material breach by Caltech of its representations and warranties.

        9.5    Certain Damages.    NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

ARTICLE 10
TERM AND TERMINATION

        10.1    Term.    This Agreement and the rights and licenses hereunder shall take effect on the Effective Date and continue until the expiration, revocation, invalidation, or unenforceability of the last to expire patent under the Exclusively Licensed Patent Rights, unless earlier terminated pursuant to the terms of this Agreement.

        10.2    Termination for Monetary Breach.    Caltech shall have the right to terminate this Agreement and the rights and licenses hereunder if Licensee fails to make any material payment due including patent expenses, minimum annual royalties or royalties hereunder after written notice from Caltech specifying Licensee's failure provided that if Licensee disputes the asserted default, the matter will be submitted to arbitration as provided in Article 12 of this Agreement. In such event, Caltech shall not have the right to terminate this Agreement until it has been determined in such arbitration proceeding that Licensee has failed to make a material payment and Licensee fails to cure such breach within thirty (30) days after the conclusion of such arbitration proceeding. Upon any such termination, (a) Licensee shall have six (6) months to complete the manufacture of any Licensed Products that are then works in progress for sale and to sell its inventory of Licensed Products, provided that Licensee pays the applicable royalties, and (b) any sublicenses shall survive termination in accordance with Section 2.3.

        10.3    Non-Monetary Termination for Breach.    If this Agreement is materially breached by either party, the non-breaching party may elect to give the breaching party written notice describing the alleged breach. If the breaching party has not cured such breach within thirty (30) days after receipt of such notice, the notifying party will be entitled, in addition to any other rights it may have under this Agreement, to terminate this Agreement and the rights and licenses hereunder effective immediately; provided, however, that if either party receives notification from the other of a material breach and if the party alleged to be in default notifies the other party in writing within thirty (30) days of receipt of such default notice that it disputes the asserted default, the matter will be submitted to arbitration as provided in Article 12 of this Agreement. In such event, the non-breaching party shall not have the right to terminate this Agreement until it has been determined in such arbitration proceeding that the other party materially breached this Agreement, and the breaching party fails to cure such breach within thirty (30) days after the conclusion of such arbitration proceeding. In the event a breach or default is not capable of cure, the parties agree to negotiate a resolution in good faith. Notwithstanding the foregoing, with regard to breach of Section 7.1 only, the provisions of Section 7.3 shall take precedence over any inconsistent provision in this Section 10.2.

        10.4    Other Termination.    This Agreement may also be terminated, in whole or in part, as set forth in Sections 5.6 and 7.3.

        10.5    Accrued Liabilities.    Termination of this Agreement for any reason shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination, nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination.

        10.6    Survival.    The following shall survive any expiration or termination (in whole or in pat) of this Agreement: (a) any provision plainly indicating that it should survive; (b) any royalty due and payable on account of activity prior to the termination; and (c) sections or Articles 9, 10, 11, 12, 13, & 14.

ARTICLE 11
CONFIDENTIALITY

        11.1    Nondisclosure and Nonuse.    Each party agrees not to directly or indirectly disclose any confidential information of the other party to any third party without the prior written consent of the other party, or to use any such confidential information for any purpose other than as contemplated by this Agreement. The Technology, and the specification of any unpublished patent application, shall be considered confidential information of Caltech, except to the extent (if at all) the foregoing is inherently disclosed in the normal course of use of a Licensed Product or Service. The terms of this Agreement shall be considered confidential information of both parties. Notwithstanding anything to the contrary, confidential information of a party shall not include any information which: (a) is independently developed, without access to that party's confidential information, by the other party; (b) is acquired by the other party from a third party who has the right to disclose such information; or (c) is or becomes part of the public domain (e.g., by publication of a patent or by any other means) except via an unauthorized act or omission by the other party.

        11.2    Permitted Disclosures.    Notwithstanding the foregoing, each party may disclose: (a) confidential information as required by securities or other applicable laws or pursuant to governmental proceedings, provided that the disclosing party gives advance written notice to the other party and reasonably cooperates therewith in limiting the disclosure to only those third parties having a need to know; (b) confidential information to that party's actual or prospective investors or corporate partners, or to that party's accountants, attorneys, and other professional advisors; and (c) the fact that Licensee has been granted a license under the Exclusively Licensed Patent Rights. Except with respect to the above third parties, Licensee agrees not to disclose information described in paragraph 11.1 to any third party unless under an appropriate nondisclosure agreement.

ARTICLE 12
DISPUTE RESOLUTION

        12.1 Except for those issues and/or disputes described in Section 10.2, any dispute between the Parties concerning the interpretation, construction or application of any terms, covenants or conditions of this Agreement shall be resolved by arbitration.

        12.2 Arbitration shall be in accordance with the rules of the American Arbitration Association, in effect on the Effective Date by a sole Arbitrator who shall be appointed in accordance with the applicable AAA rules. Any other choice of law clause to the contrary in this Agreement notwithstanding, the arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Section 1-16.

        12.3 Any award made (i) shall be a bare award limited to a holding for or against a party and affording such remedy as is within the scope of the Agreement; (ii) shall be accompanied by a brief statement (not to exceed ten (10) pages) of the reasoning on which the award rests; (iii) shall be made within four (4) months of the appointment of the Arbitrator; (iv) may be entered in any court of competent jurisdiction; and (v) any award pertaining to a patent which is subsequently determined to be invalid or unenforceable or otherwise precluded from being enforced, in a judgment rendered by a court of competent jurisdiction from which no appeal can or has been taken, may be modified as it relates to such patent by any court of competent jurisdiction upon application by any party to the arbitration, however, under no circumstances shall Caltech be required to refund any monies paid under the terms of this Agreement.

        12.4 The requirement for arbitration shall not be deemed a waiver of any right of termination under this Agreement and the Arbitrator is not empowered to act or make any award other than based solely on the rights and obligations of the Parties prior to any such termination.

        12.5 Each party shall bear its own expenses incurred in connection with any attempt to resolve disputes hereunder, but the compensation and expenses of the Arbitrator shall be borne equally.

        12.6 The Arbitrator shall not have authority to award punitive or other damages in excess of compensatory damages, and each party irrevocably waives any claim thereto.

ARTICLE 13
PRODUCT LIABILITY

        13.1    Indemnification.    Licensee agrees that Caltech (including its trustees, officers, faculty and employees) shall have no liability to Licensee, its Affiliates, their customers or any third party, for any claims, demands, losses, costs, or other damages which may result from personal injury, death, or property damage related to the Licensed Products or Services ("Product Liability Claims"). Licensee agrees to defend, indemnify, and hold harmless Caltech, its trustees, officers, faculty and employees from any such Product Liability Claims, provided that: (a) Licensee is notified promptly of any Product Liability Claims; (b) Licensee has the sole right to control and defend or settle any litigation within the scope of this indemnity; and (c) all indemnified parties cooperate to the extent necessary in the defense of any Claims.

        13.2    Insurance.    Prior to such time as Licensee begins to manufacture, sell, license, distribute or use Licensed Products, Licensee shall at its sole expense, procure and maintain policies of comprehensive general liability insurance in amounts not less than $1,000,000 per incident and $3,000,000 in annual aggregate, and naming those indemnified under Section 13.1 as additional insureds. Such comprehensive general liability insurance shall provide: (a) product liability coverage; and (b) broad form contractual liability coverage for Licensee's indemnification of Caltech under Section 13.1. In the event the aforesaid product liability coverage does not provide for occurrence liability, Licensee shall maintain such comprehensive general liability insurance for a reasonable period of not less than five (5) years after it has ceased commercial distribution or use of any Licensed Product. Licensee shall provide Caltech with written evidence of such insurance upon request of Caltech.

        13.3    Loss of Coverage.    Licensee shall provide Caltech with notice at least fifteen (15) days prior to any cancellation, non-renewal or material change in such insurance, to the extent Licensee receives advance notice of such matters from its insurer. If Licensee does not obtain replacement insurance providing comparable coverage within ninety (90) days following the date of such cancellation, non-renewal or material change, Caltech shall have the right to terminate this Agreement effective at the end of such ninety (90) day period without any additional waiting period; provided that if Licensee provides credible written evidence that is has used reasonable efforts, but is unable, to obtain the required insurance, Caltech shall not have the right to terminate this Agreement, and Caltech instead shall cooperate with Licensee to either (at Caltech's discretion) grant a limited waiver of Licensee's obligations under this Article or assist Licensee in identifying a carrier to provide such insurance or in developing a program for self-insurance or other alternative measures.

ARTICLE 14
MISCELLANEOUS

        14.1    Notices.    All notice, requests, demands and other communications hereunder shall be in English and shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents with confirmation of receipt; or (c) sent to the parties at their respective addresses indicated herein by registered or certified mail, return receipt requested and postage prepaid, or by private overnight mail courier services with confirmation of receipt. The respective addresses to be used for all such notices, demands or requests are as follows:

    (a)
    If to CALTECH, to:

      California Institute of Technology
      1200 East California Boulevard
      Mail Code 210-85
      Pasadena, CA 91125
      ATTN: Director, Technology Transfer
      Phone No.: (626) 395-3288
      Fax No.: (626) 356-2486

        Or to such other person or address as Caltech shall furnish to Licensee in writing.

    (b)
    If to LICENSEE, to:

      Helicos Biosciences Corp.
      150 CambridgePark Drive
      Cambridge, MA 02140
      ATTN: President
      Phone No.:
      Fax No.:

        If personally delivered, such communication shall be deemed delivered upon actual receipt by the "attention" addressee or a person authorized to accept for such addressee; if transmitted by facsimile pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission, provided that sender has a transmission confirmation sheet indicating successful receipt at the receiving facsimile machine; if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt by the "attention" addressee or a person authorized to accept for such addressee; and if sent by mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section 14.1

        14.2    Entire Agreement.    This Agreement sets forth the complete agreement of the parties concerning the subject matter hereof. No claimed oral agreement in respect thereto shall be considered as any part hereof. No amendment or change in any of the terms hereof subsequent to the execution hereof shall have any force or effect unless agreed to in writing by duly authorized representatives of the parties.

        14.3    Waiver.    No waiver of any provision, of this Agreement shall be effective unless in writing. No waiver shall be deemed to be, or shall constitute, a waiver of a breach of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver of such breach unless otherwise expressly provided in such waiver.

        14.4    Severability.    Each provision contained in this Agreement is declared to constitute a separate and distinct covenant and provision and to be severable from all other separate, distinct covenants and provisions. It is agreed that should any clause, condition or term, or any part thereof, contained in this Agreement be unenforceable or prohibited by law or by any present or future legislation then: (a) such clause, condition, term or part thereof, shall be amended, and is hereby amended, so as to be in compliance therewith the legislation or law; but (b) if such clause, condition or term, or part thereof, cannot be amended so as to be in compliance with the legislation or law, then such clause, condition, term or part thereof shall be severed from this Agreement all the rest of the clauses, terms and conditions or parts thereof contained in this Agreement shall remain unimpaired.

        14.5    Construction.    The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof. Unless expressly noted, the term "include" (including all variations thereof) shall be construed as merely exemplary rather than as a term of limitation.

        14.6    Counterparts/Facsimiles.    This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed one original. Facsimile signatures shall be deemed original.

        14.7    Governing Law.    This Agreement, the legal relations between the parties and any action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the internal laws of the State of California, excluding any conflict of law or choice of law rules that may direct the application of the laws of another jurisdiction.

        14.8    No Endorsement.    Licensee agrees that it shall not make any form of representation or statement which would constitute an express or implied endorsement by Caltech of any Licensed Product, and that it shall not authorize others to do so, without first having obtained written approval from Caltech, except as may be required by governmental law, rule or regulation.

        14.9    Transferability.    This Agreement shall be binding upon and inure to the benefit of any successor or assignee of Caltech. This Agreement is not transferable by Licensee without the prior written consent of Caltech, and any attempted transfer shall be void, except that Licensee may transfer this Agreement without the prior written consent of Caltech to any Affiliate or any successor of, or purchaser of substantially all of, the assets or operations of its business to which this Agreement pertains. Any permitted transferee shall succeed to all of the rights and obligations of Licensee under this Agreement.

        14.10    Export Regulations.    This Agreement is subject in all respects to the laws and regulations of the United States of America, including the Export Administration Act of 1979, as amended, and any regulations thereunder. Licensee or its sublicensees will not in any form export, re-export, resell, ship, divert, or cause to be exported, re-exported, resold, shipped, or diverted, directly or indirectly, any product or technical data or software of the other party, or the direct product of such technical data or software, to any country for which the United States Government or any agency thereof requires an export license or other governmental approval without first obtaining such license or approval

        14.11    Force Majeure.    Neither party shall lose any rights hereunder or be liable to the other party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting party if the failure is occasioned by war, strike, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence or intentional conduct or misconduct of the nonperforming party, and such party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a party be required to settle any labor dispute or disturbance.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed:

CALIFORNIA INSTITUTE OF TECHNOLOGY (Caltech)
Date: 11/21/03	By:	/s/ Lawrence Gilbert
	Name:	Lawrence Gilbert
	Title:	Director, Office of Technology Transfer
HELICOS BIOSCIENCES CORP.
Date: 11/30/03	By:	/s/ Stanley N. Lapidus
	Name:	Stanley N. Lapidus
	Title:	President

Exhibit A

Exclusively Licensed Patent Rights

[***]

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

Exhibit B

Technology

Name	Description

QuickLinks

  Exhibit 10.7
LICENSE AGREEMENT
ARTICLE 1 DEFINITIONS
ARTICLE 2 LICENSE GRANT
ARTICLE 3 DISCLOSURE AND DELIVERY
ARTICLE 4 PROSECUTION OF PATENT APPLICATIONS AND PAYMENT OF PATENT COSTS
ARTICLE 5 ROYALTIES
ARTICLE 6 LICENSEE EQUITY INTEREST
ARTICLE 7 DUE DILIGENCE
ARTICLE 8 LITIGATION
ARTICLE 9 REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION
ARTICLE 10 TERM AND TERMINATION
ARTICLE 11 CONFIDENTIALITY
ARTICLE 12 DISPUTE RESOLUTION
ARTICLE 13 PRODUCT LIABILITY
ARTICLE 14 MISCELLANEOUS
Exhibit B Technology